BSD MEDICAL CORPORATION ("BSD")
                     TERMS OF ENGAGEMENT
        BUILDING A NEW FINANCIAL STRUCTURE FOR GROWTH
                  REVISED NOVEMBER 21, 1996

FINANCIAL ADVISOR
Ambient Capital Group, Inc. ("Ambient")

ROLE
Financial Advisor to BSD to perform the following:

Phase I - Pre-Capital Raising Evaluation & Review of
Alternatives (4 to 6 weeks)

1.Complete due diligence of BSD from internal and external viewpoints including review of technology, competing companies and modalities. This review will be in the context of specifically addressing the immediate and longer term capital needs of the various elements of the business.

2.Take the lead and coordinate all aspects of the preparation of the appropriate documents for raising capital. Specific end products developed in close association with management for Phase I will include:

     a. An Information Memorandum which could be modified for a variety of capital raising approaches such as bridge financing, private placement with domestic or foreign investors, or corporate partner transactions.

     b. A set of "Road Show" type slides suitable for gaining the interest of potential investors and capital intermediary participants in initial presentations. (A somewhat fuller set of horizontal "flip chart" type slides may also be created to be a stand-alone piece that can be easily digested by investors and intermediaries.)

     c.   Ambient will also provide input into the Company's
     Revised Business Plan as it may impact future financing efforts and as otherwise requested.

3.Identify a broad range of alternative financial strategies which may be suitable financing alternatives for BSD. These could include: bridge financing, private placement, secondary stock offering, joint venture on potential "service side" of the business, corporate partner transactions, rights offering and other approaches. However, as of the signing of this agreement, Ambient's exclusive rights to represent BSD shall be limited as discussed in "Exclusivity."

4.Research and evaluate each identified financial option relative to capital market possibilities and stated or logical potential investment interests of U.S. and foreign private investing groups and operating companies.

5.Review the findings of Phase I evaluation with BSD top management and, as required, its Board of Directors, with a view specifically towards the desirability and feasibility of each option, including costs, timing and likely success.

6.Assist management and, as appropriate, the Board in selecting the best alternative(s) to pursue.

Phase II - Capital Raising and Implementation of Selected
Alternatives-Typical Activities (To begin immediately upon the completion of Phase I.)

1.Identify and approach investors, appropriate intermediaries and other sources of capital consistent with the alternative(s) selected.

2.Assist potential investors and other sources of capital with their due diligence; begin preliminary negotiations of terms.

3.Obtain preliminary commitments from capital sources (or proceed with offering in case of a public transaction).

4.Focus efforts on the best alternatives as they proceed to advanced due diligence.

5.Assist management and its counsel in negotiating commitments, underwriting agreements, agreements in principle, and similar documents.

6.Assist in negotiation of definitive agreements, formal due diligence and closing of transaction(s).

EXCLUSIVITY
With the signing of this agreement, Ambient shall become the Company's exclusive financial advisor for private equity financings only. Ambient may only obtain exclusivity for other types of financings or transactions by mutual written agreement. However, BSD must inform Ambient of its intentions to be "in the market" with any other capital raising efforts and Ambient and the Company agree to consult with each other so that Ambient's capital raising efforts are not undermined by the Company's alternative efforts. Ambient will not be expected to take any actions to pursue financing or transaction options for which it does not have exclusivity.

TERM
12 months, cancelable after six months of Phase II with 30 days written notice by either Ambient or BSD. BSD may also cancel Ambient's exclusivity after five months from the signing of this agreement if it believes that Ambient is not making reasonable efforts to secure financing proposals. However, BSD agrees to consult with Ambient in advance of such action to see if the situation can be resolved without a cancellation of Ambient's contract or its exclusivity.

If Ambient is successful in raising at least $3 million of financing for BSD during the initial 12 month term, or completing another transaction which provides equivalent value to BSD, then Ambient will have rights of first refusal for an additional 18 month period to arrange additional BSD equity financings which involve BSD stock or are convertible into BSD stock. It is understood that Ambient's rights of first refusal shall not extend to joint ventures, corporate partners or similar investments unless these transactions are specifically introduced by Ambient or completed through Ambient at the Company's request. The Company shall also in this circumstance take actions to see that Ambient is involved at the compensation otherwise described in this agreement if a subsequent public offering of the Company's stock is completed during the 18 month period.

All contacts and financial sources identified and introduced by Ambient shall be protected for a period of 12 months after the termination or expiration of the engagement should a financing, investment, or merger or acquisition transaction occur with any of them. However, funding sources which qualify for such success fees should only be those introduced by or completed through Ambient within 12 months of such termination or expiration.

FEES AND EXPENSES

Retainer Fees:
Phase I: $10,000 due and payable upon the signing of this agreement. Ambient shall also receive, at no cost, warrants for unregistered common stock in the Company equal to 1.5% of the total outstanding common stock, exercisable at a strike price of $0.20 per share and valid for five years from the date this agreement is signed. Ambient agrees to own and hold these shares in accordance with relevant securities laws. BSD will grant Ambient "piggy back" rights with respect to registering the underlying common shares if registration is completed on new shares .

Beginning with the start of Phase II, a retainer of $6,000 per month, payable in advance for a maximum of four months.

Success Fees:
Ambient shall receive additional cash fees and equity interests contingent upon the completion of transactions which either qualify as Ambient exclusive transactions or which result in non Ambient exclusive transactions from parties introduced to BSD by Ambient (see also
"Exclusivity"):

1.Senior secured debt (including lease or equipment type financing)-- 2.0% of principal amount of fund raised.

2.Mezzanine type subordinated debt -- 4.5% of principal amount of funds raised.

3.Private equity -- 8.0% of the principal raised or committed by institutional, private investors and other similar private funding sources in direct equity investments but excluding any private equity funding which includes manufacturing, sales or distribution of BSD's products, joint ventures, "corporate partner" or similar "strategic investments" unless Ambient introduces the investing party to this type of transaction with BSD or this transaction is completed through Ambient at BSD's written request and Ambient's agreement to such request.

4.Public equity -- Ambient shall receive a sum equal to 20% of the gross spread and other consideration paid to underwriters in a secondary public offering. For example, if the underwriters require a gross spread (underwriting commission) of 8%, then Ambient shall receive 1.6% plus
  20% of any other consideration such as an unallocated cash expense pool. In these situations, it is common for Ambient to receive some or all of this compensation from the underwriters, reducing the cost to BSD.

5.Sale of more than 50% of BSD equity, and/or similar merger or business combination involving an operating company or companies: 8.0% of the first $5 million in enterprise value of each of these transactions, 3.0% of amounts between $5 and $10 million, and 2.0% of all amounts between $10 million and $15 million, 1.0% on all amounts thereafter. (Note: For the purpose of this engagement, "enterprise value" shall be computed as the dollar value of equity invested and face value of debt created or assumed as part of each transaction.)

The cash portion of the success fee will be reduced by one-half of all retainers paid by BSD. The success fees only shall be reduced by 50% for any transaction involving Asset
Management ZUG in Switzerland.

For all transactions which involve a sale of equity in BSD to third parties, Ambient shall also receive warrants for common stock in BSD equal to 10%, on a fully-diluted basis, of the equity percentage of BSD sold on the completion of these transactions which either qualify as Ambient exclusive transactions or which result from non Ambient exclusive transactions from parties introduced to BSD by Ambient. (See "Exclusivity.") The warrants will have an exercise price equal to the same price per share as paid by the investor and will be valid for five years from the date the financing is closed. (Thus, if a transaction is arranged which results in a sale of 30% of the Company's outstanding shares, then Ambient shall receive warrants for an additional 3% equity interest in the Company.)

Ambient shall cooperate with other agents and may separately compensate such agents from Ambient's fees if it determines that this is in the best interests of Ambient and the Company.

EXPENSES/OTHER
Reimbursement of all reasonable out-of-pocket expenses (including fees and disbursements of legal counsel, if required), with prior approval of significant travel-related expenses. Customary indemnification normally accorded investment banking firms in similar situations from losses, claims or damages resulting from Ambient's services. (Indemnification will be subject to a separate indemnification agreement.)

Within 15 days of the signing of this engagement agreement, BSD will deposit with Ambient $2,500 to be applied towards Ambient's out-of-pocket expenses. BSD may be required to make additional advance expense deposits if and when the initial expense deposit has been used. Any unused expense deposits shall be refunded to BSD. BSD and Ambient will agree on the need and likely costs of separate counsel for Ambient before such counsel is retained (e.g., for specialized securities issues). Ambient shall use reasonable efforts to control expenses and shall inform the Company of planned individual expenditures of more than $750 (e.g. for travel) for the Company's reasonable pre-approval of the general amount and purpose of the expense. Ambient shall provide a detailed reporting of expenses on a monthly basis.

BSD is under no obligation to complete a transaction recommended by the Ambient. BSD's Board of Directors retains its right to accept or reject any financing offer brought to it by Ambient or any other source of financing. BSD will have no further obligation to Ambient other than that outlined in the Retainers Fees section if it rejects all financing proposals.

AGREED TO AND ACCEPTED

BSD MEDICAL CORPORATION

By:  /s/ Paul F. Turner                      November 26, 1996
   Paul F. Turner                            Date
   Chairman of the Board, Acting President,
   and Sr. Vice President of Research

AMBIENT CAPITAL GROUP INC.

By:  /s/ Gary M. Post                        November 26, 1996
   Gary M. Post                              Date
   Managing Director